EXHIBIT 99.5

OFFICE OF THE AUDITOR GENERAL OF CANADA

DELEGATION OF SIGNING AUTHORITY

ANNUAL AUDITS

The Auditor General may delegate signing authority for annual audit opinions to senior staff members pursuant to Section 18 of the Auditor General Act.

The Office’s annual audits delegation of signing authority is presented below. This delegation becomes effective as of the date of the Auditor General’s signature and replaces all previous delegations of signing authority. Any senior staff member acting as delegate signatory must indicate their position beneath their signature and the fact that they are signing on behalf of the Auditor General.

1.	The Auditor General delegates signing authority for annual audit opinions, reports and letters to the Principals of the annual audit practice, except for;

a.	the financial statements of the government of Canada (including the condensed financial statements),

b.	the financial statements of the governments of the Northwest Territories, Yukon and Nunavut; and

c.	the general purpose financial statements of international organizations as a whole.

2.

The Auditor General authorizes the Assistant Auditors General of the annual audit practice to designate individual Principals for specific annual audit engagements. This may be recorded in a separate document and may include alternate signatories to act in the event of absence or incapacity.

3.

Notwithstanding any delegation of signing authority, the Auditor General may decide to sign any annual audit opinion, report or letter, or to designate an Assistant Auditor General of the annual audit practice as delegate signatory (except for the financial statements of the government of Canada, including the condensed financial statements).

/s/ Sylvain Ricard
Sylvain Ricard, CPA, CA Interim Auditor General of Canada

19 December 2019
Date